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June 1, 2010

Important Information On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company’s definitive proxy statement and other proxy materials before making any voting or investment decision because the definitive proxy statement and other proxy materials contain important information. The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. Copies of the company’s definitive proxy statement and other proxy materials are available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835.

Summary perspectives on Mr. Icahn’s presentation Ignores long-term track record of delivering shareholder value 20+ year track record of biologic manufacturing excellence, contrasted with isolated manufacturing problems at Allston Approval of more than a dozen products by FDA (Lumizyme recent example) Mr. Icahn ignores progress underway in manufacturing and does not provide any new solutions Series of steps commencing last year with the engagement of Quantic has positioned us to address manufacturing challenges Consent Decree provides constructive framework with FDA on manufacturing FDA approved Lumizyme last week Presents a benchmarking analysis that paints a distorted picture

Benchmarking analysis 2009 was an aberration due to manufacturing challenges related to Allston Mr. Icahn points to expenses being high as a percentage of revenue in 2009, but that metric was driven by the lower revenue resulting from the manufacturing interruption Absent supply interruptions, Genzyme would have shown continued operating leverage as evidenced from 2006 through 2008 Benchmarking should be conducted against appropriate set of peers Mr. Icahn’s selection of large cap biotech as peer set is incomplete and misleading Genzyme’s diversified model with complex manufacturing requires broader peer set Genzyme margins in-line with peers of appropriate peer group We have taken decisive steps to bring our margins to be among best-in-class The proposed divestitures we recently announced would improve pro forma 2009 operating margins from 23.8% to 27.5%, with a nearly 5% improvement in pro forma gross margin of 75.2% The Capital Allocation Committee of the Board (chaired by Ralph Whitworth) is continuing to examine opportunities to further improve efficiency and margins 1 2 3 Note: See pro forma reconciliation in the Appendix to this presentation.

Benchmarking analysis (2006, 2007, 2008) Analyzing appropriate peer set – Peer set identified in Proxy Source: Company filings and Genzyme estimates. Note: Medians exclude Genzyme. Genzyme based on Non-GAAP financials and include an adjustment to R&D for license fees of $490.9 million in 2008. See Appendix to this presentation for GAAP to Non-GAAP reconciliations. (1) Excludes amortization of intangibles, stock-based compensation and discrete items as per public filings. Amortization assumed to be included in cost of sales unless otherwise indicated. Cost of sales as % of revenue (1) SG&A as % of revenue (1) R&D as % of revenue (1) 53.0% 30.1% 22.4% 25.3% 14.0% 22.4% 17.0% 14.6% 13.9% 13.8% 10.2% 50.3% 29.3% 23.6% 25.4% 17.9% 21.8% 16.8% 15.3% 14.4% 9.2% 10.6% 48.8% 27.1% 24.3% 24.3% 20.9% 20.8% 16.6% 14.6% 13.8% 11.4% 9.8% Baxter Bristol-Myers Genzyme Medtronic Gilead Eli Lilly Allergan Amgen Cephalon Celgene Biogen 2006 2007 2008 2008 median: 18.7% 2007 median: 17.4% 2006 median: 15.8% 40.2% 37.3% 32.6% 29.7% 35.2% 29.8% 27.9% 22.7% 21.3% 22.4% 16.6% 40.7% 39.6% 33.5% 31.9% 32.1% 28.8% 28.3% 22.9% 21.0% 22.1% 14.3% 39.7% 39.2% 34.1% 31.6% 28.8% 27.7% 26.8% 24.7% 21.0% 20.2% 13.5% Allergan Cephalon Medtronic Eli Lilly Bristol-Myers Celgene Genzyme Amgen Baxter Biogen Gilead 2006 2007 2008 2008 median: 28.3% 2007 median: 30.4% 2006 median: 29.7% 24.8% 27.5% 22.4% 19.3% 16.6% 18.3% 18.3% 15.0% 11.0% 9.8% 5.8% 27.5% 24.4% 20.7% 18.2% 16.6% 17.1% 17.7% 15.9% 12.3% 9.3% 6.2% 24.5% 23.9% 19.4% 18.9% 17.5% 16.9% 16.5% 16.0% 12.3% 8.9% 6.7% Biogen Celgene Amgen Eli Lilly Bristol-Myers Cephalon Genzyme Allergan Gilead Medtronic Baxter 2006 2007 2008 2008 median: 17.2% 2007 median: 16.8% 2006 median: 17.4%

Benchmarking analysis
Total shareholder return analysis

- Genzyme has outperformed the median of its peer group and relevant indices on the basis of total return to shareholders for 2005 – 2008 and 2010 year-to date

	Annual Return						Total Return
	CY 2005	CY 2006	CY 2007	CY 2008	CY 2009	2010 YTD	'05 - '08[1]
Genzyme	**21.9 %**	**(13.0)%**	**20.9 %**	**(10.8)%**	**(26.2)%**	**(0.7)%**	**14.3 %**
Comparable Companies							
Allergan	33.6 %	11.3 %	7.6 %	(36.9)%	56.8 %	(4.4)%	1.4 %
Amgen	22.9 %	(13.4)%	(32.0)%	24.4 %	(2.0)%	(8.5)%	(10.0)%
Baxter	10.7 %	24.8 %	26.7 %	(6.1)%	11.5 %	(27.5)%	63.2 %
Biogen	(32.0)%	8.6 %	15.7 %	(16.3)%	12.3 %	(11.3)%	(28.5)%
Bristol-Myers Squibb	(5.9)%	19.4 %	5.1 %	(7.7)%	14.0 %	(6.9)%	8.8 %
Celgene	144.3 %	77.6 %	(19.7)%	19.6 %	0.7 %	(5.2)%	316.9 %
Cephalon	27.2 %	8.8 %	1.9 %	7.4 %	(19.0)%	(5.7)%	51.4 %
Eli Lilly	2.2 %	(5.1)%	5.7 %	(21.1)%	(6.5)%	(6.8)%	(17.4)%
Gilead	50.2 %	23.5 %	41.7 %	11.1 %	(15.4)%	(17.0)%	192.3 %
Medtronic[2]	16.6 %	(6.3)%	(5.2)%	(36.2)%	42.5 %	(10.8)%	(32.8)%
Peer Median	**19.8 %**	**10.0 %**	**5.4 %**	**(6.9)%**	**6.1 %**	**(7.7)%**	**5.1 %**
Indices							
NBI Index	2.8 %	1.0 %	4.6 %	(12.6)%	15.6 %	(0.7)%	(5.1)%
S&P 500	3.0 %	13.6 %	3.5 %	(38.5)%	23.5 %	(2.3)%	(25.5)%

Source: Bloomberg as of 28-May-2010, company filings.
(1) Reflects total return from 31-Dec-2004 – 31-Dec-2008.
(2) Medtronic last fiscal year ended 24-Apr-2010, dividends adjusted to reflect calendar year ended 31-Dec.

genzyme

5

Mr. Icahn's Board "Operational Leadership"?

Share price performance, from date added to Board to present (or date of resignation)



Median = (30.4)%[1]
Adventrx Pharmaceuticals (97.5%)
Blockbuster (95.5%)
WCI Communities[2] (92.7%)
BKF Capital (91.5%)
Cadus[3] (79.4%)
Federal-Mogul[4] (38.3%)
American Railcar Industries[5] (33.7%)
Motorola (30.4%)
Yahoo! (20.5%)
Biogen Idec (11.2%)
Take Two 7.2%
Amylin 41.2%
Enzon Pharmaceuticals 48.8%
ImClone Systems[6] 57.4% 137.1%
XO Holdings[7] 196.0%
(120.0%) (80.0%) (40.0%) 0.0% 40.0% 80.0% 120.0% 160.0% 200.0%

The Icahn & Co. Record as Directors

- ✓ 11 out of 15 companies with negative performance
  - 9 lost >20% of value
  - 2 of the four companies with positive returns (Enzon and ImClone) involved sale or significant divestiture
- ✓ **The record does not support Icahn's assertions that he delivers returns as a director (absent a sale) or is an effective "operational leader"**
- ✓ Biogen, the best comparable to Genzyme, has negative returns since Denner and Mulligan got on the Board

Source: CapIQ, Shark Repellent and public sources as of 28-May-2010.

Note: Absolute return refers to change in company share price from date upon which Mr. Icahn and / or designees gained board representation until the date of resignation, sale of company or present (28-May-2010), if still on board. ANX Board appointment (8/12/05); BBI Board Appointment (5/11/05), WCI Communities Board appointment (8/30/07); BKF Capital Board appointment (1/23/06); Motorola Board appointment (4/07/08); YHOO Board appointment (7/21/08); BIIB Board appointment (6/03/09); TTWO Board Appointment (4/15/10): AMLN Board appointment (5/27/09); ENZN Board Appointment (5/21/09); IMCL Board appointment (9/20/06).

(1) Median includes ImClone returns "at sale". Excluding ImClone returns; the median return is (32.1)%.

(2) Resolution date based upon WCI Communities Chapter 11 bankruptcy filing on 4-Aug-2007.

(3) Start date based upon Cadus' first trading day after IPO.

(4) Start date based upon Federal-Mogul's first trading day after emerging from bankruptcy on 27-Dec-2007.

(5) Start date based upon American Railcar's first trading day after IPO.

(6) Resolution date based upon 30-Jul-08, the trading day prior to the announcement of the Bristol-Myers Squibb tender offer.

(7) XO Holdings start date based upon the first trading date after XO Communications, XO Holdings' predecessor, emerged from bankruptcy on 16-Jan-2003.

genzyme

6

Steps have been - and continue to be - taken which have potential to deliver outsized value Promising line-up of new launches and late-stage pipeline Lumizyme approval, with Synvisc-One and Mozobil, will drive near-term growth Alemtuzumab continues to show promise as a treatment for MS Divestitures and share repurchase plan Strategic alternatives currently being evaluated for Genetic Testing, Diagnostics and Pharmaceuticals $2B in announced share repurchase plan, including $1B funded through debt Manufacturing plan in place and consent decree puts a framework and certainty Approval of Lumizyme weeks prior to PDUFA date and Consent Decree negotiated in a timely fashion provide evidence of constructive FDA relationship Continued improvements in Board and Governance Addition of Bob Bertolini in December 2009 and Ralph Whitworth in April 2010 Addition of a new director with manufacturing expertise to be selected in consultation with Relational Mr. Icahn’s nominees offer no relevant experience, but would create serious conflicts Business conflict regarding alemtuzumab in MS is serious concern Clayton Act violation analysis based on actual use in the market place, not labeled indications Recusal as a remedy acknowledges the problem and disables Mr. Icahn’s nominees from effectively participating on either Board

Appendix

Proposed transactions will improve pro forma 2009 margins and operating returns Genzyme Standalone Genetic Testing Diagnostics Pharmaceuticals Genzyme PF Revenue (millions) $4,516 $371 $167 $30 $3,948 Gross Margin(1) 70.8% 43.4% 38.6% 21.6% 75.2% SG&A as % of Revenue(1) 29.2% 39.3% 27.6% 24.5% 28.2% R&D as % of Revenue(1) 17.8% 5.7% 5.9% 9.0% 19.5% Operating Margin(2) 23.8% (1.6%) 5.1% (11.9%) 27.5% Cash Operating Return 18.3% 3.5% 9.3% 3.6% 19.4% # of Employees ~12,000 ~1,700 ~500 ~120 ~9,680 (1) As percent of Revenue. Cost categories include allocations of admin, corporate initiative, corporate R&D, R&D indirect overhead and unabsorbed. (2) As percent of Revenue. Operating margin defined as gross margin less SG&A less R&D. Excludes stock-based compensation and amortization of intangibles. 9

Reconciliation of GAAP to Non-GAAP earnings — 2006 (1) Represents the adjusted Non-GAAP results of operations and financial position for Genzyme Corporation for the year ended December 31, 2006. All other amounts presented above represent previously reported amounts. We believe that certain Non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of the company’s past financial performance and its prospects for the future. The Non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators management uses for planning and forecasting purposes and measuring the company’s performance. Such Non-GAAP financial measures should not be considered in isolation or used as a substitute for GAAP. (2) Common stock equivalents are included in the calculation of diluted earnings per share to the extent they are dilutive. Due to the significant IPR&D charge for AnorMED of $552,900K, Genzyme had a GAAP net loss for the year ended December 31, 2006 and, therefore, the effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock, which we refer to collectively as common stock equivalents, and the potentially dilutive effect of our 1.25% convertible notes are excluded from the calculation of GAAP diluted net loss per share because the effect would be anti-dilutive. Conversely, on a Non-GAAP basis, Genzyme produced a net profit and, therefore, the common stock equivalents are included in the calculation of Non-GAAP diluted net income per share because the effect is dilutive. Non-GAAP diluted earnings per share excludes the potentially dilutive effect of our 1.25% convertible notes. GENZYME CORPORATION RECONCILIATION OF GAAP TO NON-GAAP EARNINGS For the Year Ended December 31, 2006 (Amounts in thousands, except percentage and per share data) GAAP As Reported FAS 123R Expense IPR&D Dilution Due to Transition from (Net Loss) to Net Income NON-GAAP As Adjusted (1) Items Formerly Excluded From Non-GAAP [(Income)/Expense] Income Statement Classification: Total revenues $3,157,013 $3,187,013 Cost of products and services sold Gross margin $(735,671) $21,430 $(714,241) 77% $2,451,342 $21,430 78% 2,472,772 Selling, general and administrative $(1,010,400) $121,822 $(888,578) $7,936 $1,376 Research and development $(649,951) $65,248 $(584,703) $19,328 Amortization of intangibles $(209,355) $(209,355) $209,355 Purchase of in-process research and development $(552,900) $552,900 $- Charge for impaired goodwill $(219,245) $(219,245) $219,245 Equity in income (loss) of equity method investments $15,705 $15,705 $(10,348) Minority interest $10,418 $10,418 $(10,352) Gains (losses) on investments in equity securities $73,230 $73,230 $(66,466) Other $(2,045) $(2,045) Investment Income $56,001 $56,001 $(4) Interest Expense $(15,478) $(15,478) Summary: Income (loss) before income taxes $(52,678) $208,500 $552,900 $- $708,722 $7,936 $(66,466) $- $219,245 $209,355 $- (Provision for) benefit from income taxes 68% $35,881 $(66,331) $(148,565) $- 25% $(179,015) $(2,920) $24,459 $(31,748) $(69,823) $(77,043)  $- Net income (loss) $(16,797) $142,169 $404,335 $- $529,707 $5,016 $(42,007) $(31,748) $149,422 $132,312 $- Net income (loss) per share: Basic $(0.06) $0.54 $1.54 $- $2.02 $0.02 $(0.16) $(0.12) $0.57 $0.51 $- Diluted (2) $0.06) $0.52 $1.54 $- $2.00 $0.02 $(0.15) $(0.11) $0.54 $0.48 $- Weighted average shares outstanding: Basic 251,124 251,124 Diluted (2) 251 ,124 6,892 268,016 10 OFT Settlement (Gain)/Loss on Investments in Equity Securities Settlement of Tax Audits Impairment of Goodwill Amortization Effect of FIN 46

(1) Represents the adjusted Non-GAAP results of operations and financial position for Genzyme Corporation for the year ended December 31, 2007. All other amounts presented above represent previously reported amounts. We believe that certain Non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of the company's past financial performance and its prospects for the future. The Non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators management uses for planning and forecasting purposes and measuring the company's performance. Such Non-GAAP financial measures should not be considered in isolation or used as a substitute for GAAP. (2) Diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $7,543K, net of tax, have been added back to net income and approximately 9,686K share have been added to diluted weighted average shares outstanding for purposes of computing GAAP and Non-GAAP diluted earnings per share. Reconciliation of GAAP to Non-GAAP earnings – 2007 GENZYME CORPORATION RECONICILIATION OF GAAP TO NON-GAAP EARNINGS For the Year Ended December 31, 2007 (Amounts in thousands, except percentage and per share data) GAAP As Reported FAS 123R Expense Acquiaition Related NON-GAAP As Adjusted (1) Income statement classification: Total revenues Cost of products and services sold Gross margin Selling, general and administrative Research and development Amortization of intangibles Purchase of In-process research and development Equity in Income (loss) of equity method Investments Minority Interest Gains (losses) on Investments in equity securities Other Investment Income Interest Expense summary: Income (loss) before Income taxes (provision for) benefit from Income taxes Net Income (loss) Net Income (loss) per share: Basic Diluted (2) Weighted average shares outstanding: Basic Diluted (2) $ 3,813,519 $ 3,813,519 $ (927,330) $ 25,677 $ (901,653) 76% $ 2,886,189 $ 25,677 76% $ 2,911,866 $ (1,186,438) $ 105,172 $ (1,080,266) $ (731,950) $ 58,101 $ (673,849) $ (201,105) $ (201,105) $ (106,350) $ 106,350 $ - $ 7,396 $ 19,150 $ 26,548 $ 3,932 $ 3,932 $ 13,067 $ 13,067 $ (7,118) $ (7,118) $ 70,196 $ 70,196 $ (12,147) $ (12,147) $ 735,574 $ 189,950 $ 125,500 $ 1,051,124 35% $ (255,481) $ (58,148) (15,781) 31% $ (329,410) $ 480,193 $ 131,802 $ 109,719 $ 721,714 $ 1.82 $ 0.50 $ 0.41 $ 2.73 $ 1.74 $ 0.47 $ 0.39 $ 2.60 263,895 263,895 280,767 280,767 Items Formerly Excluded From Non-GAAP [(Income)/Expense] Dilution Due to Common stock Equivalents (Gain) on Investments In Equity Securities Litigation Settlement Milestone Payment Manufacturing Related Amortization Effect of FIN 46 $ 20,916 $ 20,916 $ 64,000 $ 200 $ 25,000 $ 7,461 $ 201,105 $ 830 $(3,830) $ (10,848) $ (3,831) $ 5,735 $ - $ (10,848) $ 64,000 $ 25,000 $ 26,651 $ 201,935 $ - $ - $ 2,698 $ - $ (9,069) $ (9,702) $ (72,449) $ - $ - $ (8,150) $ 64,000 $ 15,931 $ 16,949 $ 129,486 $ - $ - $ (0.03) $ 0.24 $ 0.06 $ 0.06 $ 0.49 $ - $ 0.09 $ (0.03) $ 0.23 $ 0.06 $ 0.06 $ 0.46 $ - 11

(1) Represents the adjusted Non-GAAP results of operations and financial position for Genzyme Corporation for the year ended December 31, 2008. All other amounts presented above represent previously reported amounts. We believe that certain Non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of the company's past financial performance and its prospects for the future. The Non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators management uses for planning and forecasting purposes and measuring the company's performance. Such Non-GAAP financial measures should not be considered in isolation or used as a substitute for GAAP. (2) Diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $6,915K, net of tax, have been added back to net income and approximately 8,851K shares have been added to diluted weighted average shares outstanding for purposes of computing GAAP and Non-GAAP diluted earnings per share. Reconciliation of GAAP to Non-GAAP earnings – 2008 GENZYME CORPORATION RECONCILIATION OF GAAP TO NON-GAAP EARNINGS For the Year Ended December 31, 2008 (Amounts in thousands, except percentage and per share data) GAAP As Reported FAS 123R Expense NON-GAAP As Adjusted(1) Income Statement Classification: Total revenues Cost of products and services sold Gross margin Selling, general and administrative Research and development Amortization of Intangibles Change for impaired assets Equity in income(loss) of equity method investments Minority Interest Gains (losses) on investments in equity securities Other Investment income Interest Expense Summary: Income (loss) before income taxes (Provision tax) benefit from income taxes Net income (loss) Net income (loss) per share: Basic Diluted (2) Weighted average shares outstanding: Basic Diluted (2) Items Formerly Excluded from Non-GAAP [(Income)/Expense] Dilution Due to Common Stock Equivalents Validation/ Inventory Write-offs (Gain) Loss on Investments License Fees Amortization $4,605,039 $(1,148,562) $3,456,477 $(1,338,190) $ (1,308,330) $(226,442) $(2,036) $201 $2,217 $(3,340) $(1,861) $ 51,260 $(4,418) $625,538 33%$(204,457) $421,081 $1.57 $1.50 268,490 285,595 $27,555 $27,555 $102,745 $56,673 $186,973 $(56,740) $130,233 $0.50 $0.45 $4,605,039 $(1,121,007) 70% $ 3,484,032 $(1,235,445) $(1,251,657) $(226,442) $(2,036) $201 $2,217 $(3,340) $(1,861) $51,260 $(4,418) $812,511 32% $(261,197) $551,314) $2.07 $1.95 268,490 285,595 $12,614 $12,614 $11,039 $490,900 $226,442 $5,253 $- $- $- $- $0.11 $23,653 $(5,724) $17,929 $0.07 $0.06 $5,253 $(390) $4,863 $0.02 $0.01 $490,900 $(108,328) $382,572 $1.42 $1.34 $226,442 $(75,399) $151,043 $0.55 $0.53 12

GENZYME CORPORATION RECONCILIATION OF GAAP TO NON-GAAP EARNINGS For the Year Ended December 31, 2009 (Amounts in thousands, except percentage and per share data) GAAP As Reported Bayer Acquisition Related (2) FAS 123R Expense NON-GAAP (1) Income Statement Classification: Total revenues Cost of products and services sold Gross margin Selling, general and administrative Research and development Amortization of intangibles Contingent consideration expense Gains (losses) on investments in equity securities Gain on acquisition of business Other Investment income Interest expense Summary: Income (loss) before income taxes (Provision for) benefit from income taxes Net income (loss) per share: Basic Diluted Weighted average shares outstanding: Basic Diluted $ 4,515,525 $ 4,515,525 $ (1,386,076) $ 36,822 $ 32,314 $ (1,316,940) 69% $ 3,129,449 $ 36,822 $ 32,314 71% $ 3,198,585 $ (1,428,596) $ 110,410 $ (1,318,186) $ (865,257) $ 61,391 $ (803,866) $ (266,305) $ 65,584 $ - $ (56) $ (56) $ 24,159 $ (24,159) $ - $ (1,719) $ (1,719) $ 17,642 $ 17,642 $ - $ - $ 543,733 $ 78,247 $ 204,115 $ 826,095 22% $ (121,433) $ (29,739) $ (53,434) 25% $ (204,606) $ 422,300 $ 48,508 $ 150,681 $ 621,489 $ 1.57 $ 0.18 $ 0.56 $ 2.31 $ 1.54 $ 0.18 $ 0.55 $ 2.27 268,841 268,841 268,841, 268,841 274,071, 274,071, 274,071, 274,071 OTHER DISCRETE ITEMS (included in GAAP and Non-GAAP results) Manufacturing Related Technology Purchase Q2 Inventory Fair Value Step-up(2) $ 76,398 $ 6,639 $ 76,398 $ 6,639 $ 25,180 $ 1,484 $ 77,882 $ 25,180 $ 6,639 $ (17,956) $ (8,118) $ (1,302) $ 59,926 $ 17, 062 $ 5,337 $ 0.22 $ 0.06 $ 0.02 $ 0.22 $ 0.06 $ 0.02 Reconciliation of GAAP to Non-GAAP earnings – 2009 (1) Represents the adjusted Non-GAAP results of operations and financial position for Genzyme Corporation for the year ended December 31, 2009. We believe that certain Non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of the company's past financial performance and its prospects for the future. The Non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators management uses for planning and forecasting purposes and measuring the company's performance. Such Non-GAAP financial measures should not be considered in isolation or used as a substitute for GAAP. Earnings per share are calculated as net income (loss) divided by weighted average shares outstanding. Therefore, earnings per share may not add across due to rounding. (2) “Bayer Acquisition Related” includes the gain on acquisition, contingent consideration expense and, beginning with Q3 2009, the inventory fair value step-up associated with our acquisition from Bayer. The initial inventory fair value step-up in Q2 for the Bayer transaction was presented as “Other Discrete Items”.

On June 1, 2010, Genzyme amended the following slide from its “An Overview of Renal and Mipomersen” presentation, which was included in Genzyme’s Analyst Day slide presentation, previously filed with the SEC on May 6, 2010:

Positioned for Success in 2010-2014 Horizon Maximize the brand opportunity Protect and extend market timeline Retain value post- patent expiry First 12 years 12 $4.0B Next 5 years 5 $4.2B Revenue 5 Source: Genzyme long range estimates